Exhibit 15.4

CONSENT OF AUTHOR

The Board of Directors of Bridgeport Ventures Inc.

Reference is made to the technical report (the "Technical Report") entitled "Summary Report on the Nevada Gold Project Portfolio Comprising the Blackrock, Argentite, Bellview and Horsethief Gold Projects, USA" (November 2010) which the undersigned has prepared for Bridgeport Ventures Inc.

I have reviewed and approved the summary of and extract from the Technical Report prepared to be filed with the Amendment No. 2 to Registration Statement on Form 20-F of Bridgeport Ventures, Inc. and confirm that the summary and extract fairly and accurately represents the information in the Technical Report. I hereby consent to the written disclosure of my name, and reference to the Technical Report in the public filing of the Amendment No. 2 to Registration Statement on Form 20-F of Bridgeport Ventures Inc. with the U.S. Securities and Exchange Commission. I further consent to the reference to me under the heading "Statements by Experts" in the Amendment No. 2 to Registration Statement on Form 20-F.

Dated: December 3, 2010

/s/ Matthew Gray
Matthew Gray, Ph.D., C.PG.